As filed with the Securities and Exchange Commission on September 30, 2019

Registration No. 333-206647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oaktree Capital Group, LLC

(Exact name of registrant as specified in its charter)

Delaware	26-0174894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

(Address of Principal Executive Offices) (Zip Code)

Todd E. Molz

General Counsel and Chief Administrative Officer

Oaktree Capital Group, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Telephone: (213) 830-6300

(Name and address and telephone number, including area code, of agent for service)

Copies to:

Elizabeth A. Cooper, Esq.

Benjamin P. Schaye, Esq.

Thomas A. Wuchenich, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF CLASS A UNITS

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-206647) filed by Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), on August 28, 2015 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registered 105,335,151 units of Class A units representing limited liability company interests (the “Class A Units”) of the Company issuable to its senior executives, current and former employees and certain other investors upon exchange of their limited partnership units in Oaktree Capital Group Holdings, L.P., a Delaware limited partnership.

On September 30, 2019, the Company completed a series of transactions (the “Mergers”) pursuant to which each outstanding Class A Unit was converted into the right of the holder thereof to receive, without interest and subject to any withholding taxes, either (1) $49.00 in cash or (2) 1.0770 Class A Limited Voting Shares of Brookfield (as defined below). The Mergers were effected pursuant to an Agreement and Plan of Merger, dated as of March 13, 2019, between the Company, Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Brookfield”), Berlin Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Brookfield (“Merger Sub”), Oslo Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Oaktree Capital Group Holdings, L.P. (“SellerCo”), a Delaware limited partnership, and Oslo Holdings Merger Sub LLC, a Delaware limited liability company and wholly owned-subsidiary of the Company (“Seller MergerCo”), pursuant to which (1) Merger Sub was merged with and into the Company (the “Initial Merger”), with the Company continuing as the surviving entity and (2) immediately following the Initial Merger, SellerCo was merged with and into Seller MergerCo, with Seller MergerCo continuing as the surviving entity.

As a consequence of the Mergers, the Company has terminated all offerings of the Class A Units under the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, and in accordance with Rule 478 under the Securities Act, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, solely all units of Class A Units registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 30th day of September, 2019.

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Todd Molz
Name:	Todd Molz
Title:	General Counsel and Chief Administrative Officer

By:	/s/ Richard Ting
Name:	Richard Ting
Title:	Managing Director Associate General Counsel

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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